Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements (No. 333-143957) on Form S-3 and (No. 333-141591) on Form S-8 of Capital Gold Corporation of our report dated October 12, 2009 (Except for Note 2 as to which the date is October 14, 2010) relating to our audit of the consolidated financial statements of Capital Gold Corporation and Subsidiaries, which appears in this Annual Report on Form 10-K of Capital Gold Corporation for the year ended July 31, 2010.

/s/ WOLINETZ, LAFAZAN & COMPANY, P.C.

Rockville Centre, New York
October 14, 2010